Independent Auditor’s Consent

I, ZHANG JUN XIA, hereby grant Dear Air Product Technology Inc permission to use my Independent Auditor's Report dated September 10, 2026 relating to the balance sheet of Dear Air Product Technology Inc as of June 30, 2026, and the related statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for the period from April 30, 2026 (inception) to June 30, 2026, and the related notes to the financial statements for its Regulation A offering.

Signature:

By: /s/ Zhang Jun Xia

Name: Zhang Jun Xia

Hong Kong

Date: September 10, 2026